United States Steel Corporation Reports 2012 First Quarter Results

PITTSBURGH, April 24, 2012 /PRNewswire/ --

  Significantly improved operating results
  Reportable segment and Other Businesses income from operations of $295 million compared to fourth quarter 2011 loss of $26 million
  Net loss was $219 million, or $1.52 per diluted share, including $399 million loss on sale of U. S. Steel Serbia
  First quarter shipments of 5.7 million tons and net sales of $5.2 billion
  Raised net proceeds of $392 million from the March issuance of $400 million of 7.50% Senior Notes due 2022 primarily used in April to redeem $300 million of 5.65% Senior Notes due 2013

United States Steel Corporation (NYSE: X) reported a first quarter 2012 net loss of $219 million, or $1.52 per diluted share, compared to a fourth quarter 2011 net loss of $211 million, or $1.46 per diluted share, and a first quarter 2011 net loss of $86 million, or $0.60 per diluted share. Adjusted first quarter 2012 net income was $110 million, or $0.67 per diluted share, and included adjustments for a $399 million after-tax loss on the sale of U. S. Steel Serbia (USSS), which was completed on January 31, 2012; a $58 million after-tax gain on the sale of transportation assets; and a $12 million after-tax gain on property tax settlements.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2012	4Q 2011	1Q 2011
Net Sales	$ 5,172	$ 4,819	$ 4,864
Segment (loss) income from operations
Flat-rolled*	$ 183	$ (72)	$ (36)
U. S. Steel Europe	(34)	(89)	(5)
Tubular*	129	119	32
Other Businesses*	17	16	13
Total reportable segment and Other Businesses income (loss) from operations*	$ 295	$ (26)	$ 4
Postretirement benefit expense*	(77)	(99)	(95)
Other items not allocated to segments	(291)	(18)	-
Loss from operations	$ (73)	$ (143)	$ (91)
Net interest and other financial costs (income)	50	102	(21)
Income tax provision (benefit)	96	(34)	16
Net loss attributable to United States Steel Corporation	$ (219)	$ (211)	$ (86)
-Per basic share	$ (1.52)	$ (1.46)	$ (0.60)
-Per diluted share	$ (1.52)	$ (1.46)	$ (0.60)
*First quarter 2011 amounts have been revised to reflect the change in our segment allocation methodology for postretirement benefit expenses as disclosed in our second quarter 2011 results.

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We reported a significant improvement in our operating results in the first quarter as compared to the fourth quarter, mainly driven by improved average realized prices and shipments for our Flat-rolled segment. Our Tubular segment had another strong performance reflecting the continued strength of oil-directed drilling. U. S. Steel Europe results, excluding the loss on the sale of U. S. Steel Serbia, improved but continue to reflect the challenging economic situation in the region."

The company reported first quarter 2012 reportable segment and Other Businesses income from operations of $295 million, compared with a loss of $26 million in the fourth quarter of 2011 and income of $4 million in the first quarter of 2011.

Other items not allocated to segments in the first quarter of 2012 included the pre-tax loss on the sale of USSS of $399 million, the pre-tax gain of $89 million on the sale of transportation assets and the pre-tax gain of $19 million related to property tax settlements. Other items not allocated to segments in the fourth quarter of 2011 included a pre-tax environmental remediation charge of $18 million.

Historically, we have disclosed certain foreign currency gains or losses included in net income. These foreign currency gains or losses primarily resulted from the accounting remeasurement of a U.S. dollar-denominated intercompany loan to a European entity. Effective January 1, 2012, the functional currency of this European entity was changed from the euro to the U.S. dollar because of significant changes in economic facts and circumstances, including the sale of U. S. Steel Serbia. This change in functional currency has been applied on a prospective basis since January 1, 2012. As a result of the change, the first quarter 2012 foreign currency remeasurement effect was minimal and is expected to be minimal going forward.

Net interest and other financial costs in the fourth quarter of 2011 included a foreign currency loss that decreased net income by $51 million, or 35 cents per diluted share. Net interest and other financial costs in the first quarter of 2011 included a foreign currency gain that increased net income by $81 million, or 56 cents per share.

For the first quarter 2012, we recorded a tax provision of $96 million on our pre-tax loss of $123 million. No material tax benefit was recorded for the loss on the sale of USSS. Additionally, the tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets. The Serbian deferred tax assets and offsetting valuation allowance were removed in the first quarter 2012 in connection with the sale.

As of March 31, 2012, U. S. Steel had $652 million of cash and $2.5 billion of total liquidity as compared to $408 million of cash and $1.8 billion of total liquidity at December 31, 2011. These amounts reflect net proceeds from the March 2012 issuance of $400 million of 7.50% Senior Notes due 2022. In April, the company used the majority of these proceeds to redeem all of its $300 million of 5.65% Senior Notes due 2013, for a total payment of $324 million, of which $18 million represents a make-whole redemption premium that will be recorded as interest expense in the second quarter 2012.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported income from operations of $295 million, or $52 per ton, in the first quarter of 2012, compared with a loss of $26 million, or $5 per ton, in the fourth quarter of 2011 and income of $4 million, or $1 per ton, in the first quarter of 2011.

Flat-rolled income from operations improved significantly from fourth quarter 2011 primarily due to higher average realized prices and shipments resulting from improved end user demand and some inventory replenishment by spot customers. First quarter prices increased by $23 per ton to $764 per ton due to higher average realized prices on both spot and contract business. Shipments increased by eight percent to 4.1 million net tons, the highest shipping level since third quarter 2008. Additionally, operating costs decreased in the first quarter as a result of operating efficiencies and reduced energy and facility maintenance costs. First quarter results also reflected the absence of the approximately $75 million loss on the pellet sales transactions recorded in the fourth quarter 2011. The raw steel capability utilization rate was 83 percent for the Flat-rolled segment, an increase from the fourth quarter rate of 75 percent.

Excluding the loss on the sale of USSS, U. S. Steel Europe (USSE) results improved significantly from the fourth quarter reflecting $17 million of operating losses at our former Serbian operations prior to the sale as compared to $67 million of losses in the fourth quarter of 2011. U. S. Steel Kosice (USSK) had an operating loss of $17 million in the first quarter of 2012 compared to a loss of $22 million in the fourth quarter of 2011. Although average realized prices for USSK declined slightly from the fourth quarter 2011, spot market prices improved progressively throughout the quarter largely as a result of a mini-restocking cycle, reversing the declining trend experienced in the fourth quarter. Maintenance work was completed on a blast furnace in Slovakia and the furnace was restarted in late January resulting in a raw steel capability utilization rate for USSK of 92 percent for the first quarter, an increase from the fourth quarter rate of 75 percent.

Tubular first quarter results improved from fourth quarter 2011 as the demand for oil country tubular goods and line pipe remained strong. Shipments of 529 thousand tons represented a record quarterly shipping level and an increase of 10 percent from fourth quarter 2011. Average realized prices increased slightly to $1,727 per ton. These increases were partially offset by higher substrate costs.

Outlook

Commenting on U. S. Steel's outlook for the second quarter, Surma said, "We expect all three of our operating segments to reflect positive results from operations with total segment results consistent with the first quarter. Our European segment is expected to return to positive income from operations reflecting improved average realized prices. Our Tubular segment is expected to perform well with results similar to the first quarter. Our Flat-rolled segment results are expected to decrease due primarily to higher maintenance costs."

Shipments and average realized prices for our Flat-rolled segment are expected to remain comparable to the first quarter as end user demand remains stable and spot market inventories appear to be aligned with end user demand. Maintenance costs are expected to increase by approximately $50 million over the first quarter, primarily for spending related to scheduled blast furnace and other maintenance projects. All other operating costs are expected to be comparable with the first quarter.

While the economic conditions in Europe remain challenging, second quarter results for our European segment should improve compared to the first quarter. Average realized prices are expected to improve as higher spot market prices carry over into the second quarter and quarterly contract prices increase. USSK shipments and utilization rates are expected to be in line with the first quarter as modest seasonal improvements offset a slowdown in the restocking cycle. Operating costs are expected to be comparable to the first quarter.

Second quarter 2012 results for our Tubular segment should remain consistent with the solid performance achieved in each of the past three quarters. Average realized prices are expected to remain near first quarter levels. Shipments are expected to remain strong, but slightly below the record levels of the first quarter. End users continue to rebalance their inventory positions as oil-directed drilling continues to drive the rig count, while natural gas drilling is being negatively affected by high storage levels and low prices. Operating costs are expected to be lower due to reduced spending levels.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues in Europe and U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunsets; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors without the distorting impact of items not allocated to segments. Additionally, the effect of the items not allocated to segments is not considered in the management of our business. We also present the non-GAAP operating income for USSK and USSS to allow investors to understand the results of our remaining European operation. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on first quarter earnings on Tuesday, April 24, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2012	2011	2011

NET SALES	$ 5,172	$ 4,819	$ 4,864

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,626	4,647	4,621
Selling, general and administrative expenses	173	183	180
Depreciation, depletion and amortization	163	169	169
Income from investees	(24)	(19)	(8)
Net loss (gain) on disposal of assets	309	(15)	(6)
Other income, net	(2)	(3)	(1)

Total operating expenses	5,245	4,962	4,955

LOSS FROM OPERATIONS	(73)	(143)	(91)
Net interest and other financial costs (income)	50	102	(21)

LOSS BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(123)	(245)	(70)
Income tax provision (benefit)	96	(34)	16

Net loss	(219)	(211)	(86)
Less: Net loss attributable to the
noncontrolling interests	-	-	-
NET LOSS ATTRIBUTABLE TO UNITED STATES
STEEL CORPORATION	$ (219)	$ (211)	$ (86)

COMMON STOCK DATA:

Net loss per share attributable to United
States Steel Corporation shareholders:
-Basic	$ (1.52)	$ (1.46)	$ (0.60)
-Diluted	$ (1.52)	$ (1.46)	$ (0.60)

Weighted average shares, in thousands
-Basic	144,075	144,071	143,801
-Diluted	144,075	144,071	143,801

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Quarter Ended
		March 31
(Dollars in millions)		2012	2011

Cash (used in) provided by operating activities:
Net loss		$ (219)	$ (86)
Depreciation, depletion and amortization		163	169
Pensions and other postretirement benefits		(131)	33
Deferred income taxes		44	8
Net loss (gain) on disposal of assets		309	(6)
Working capital changes		209	(45)
Income taxes receivable/payable		54	79
Currency remeasurement gain		(13)	(101)
Other operating activities		10	(34)
Total		426	17

Cash (used in) provided by investing activities:
Capital expenditures		(189)	(180)
Disposal of assets		131	12
Other investing activities		2	(4)
Total		(56)	(172)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	522	240
	- repayments	(652)	(240)
Receivables Purchase Agreement payments		(380)	-
Issuance of long-term debt, net of financing costs		392	-
Repayment of long-term debt		(4)	(4)
Common stock issued		-	4
Dividends paid		(7)	(7)
Total		(129)	(7)

Effect of exchange rate changes on cash		3	5

Net (decrease) increase in cash and cash equivalents		244	(157)
Cash and cash equivalents at beginning of the year		408	578

Cash and cash equivalents at end of the period		$ 652	$ 421

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2012	2011

Cash and cash equivalents	$ 652	$ 408
Receivables, net	2,518	2,053
Receivables sold to third party conduits	-	380
Inventories	2,437	2,775
Other current assets	184	158
Total current assets	5,791	5,774
Property, plant and equipment, net	6,401	6,579
Investment and long-term receivables, net	668	683
Goodwill and intangible assets, net	2,060	2,045
Other assets	884	992

Total assets	$ 15,804	$ 16,073

Accounts payable	$ 2,013	$ 2,063
Payroll and benefits payable	994	1,003
Short-term debt and current maturities of long-term debt	315	20
Borrowings under Receivables Purchase Agreement	-	380
Other current liabilities	330	183
Total current liabilities	3,652	3,649
Long-term debt, less unamortized discount	3,802	3,828
Employee benefits	4,403	4,600
Other long-term liabilities	486	495
United States Steel Corporation stockholders' equity	3,460	3,500
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 15,804	$ 16,073

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2012	2011	2011

INCOME (LOSS) FROM OPERATIONS
Flat-rolled (a)	$ 183	$ (72)	$ (36)
U. S. Steel Europe	(34)	(89)	(5)
Tubular (a)	129	119	32
Other Businesses (a)	17	16	13

Reportable Segment and Other Businesses Income (Loss) from Operations (a)	295	(26)	4
Postretirement benefit expense (a)	(77)	(99)	(95)
Other items not allocated to segments:
Environmental remediation charge	-	(18)	-
Loss on sale of U. S. Steel Serbia	(399)	-	-
Gain on sale of transportation assets	89	-	-
Property tax settlements	19	-	-

Total Loss from Operations	$ (73)	$ (143)	$ (91)

CAPITAL EXPENDITURES
Flat-rolled	$ 181	$ 189	$ 125
U. S. Steel Europe	2	16	23
Tubular	4	10	31
Other Businesses	2	7	1

Total	$ 189	$ 222	$ 180

(a) First quarter 2011 amounts have been revised to reflect a change in our segment allocation methodology for postretirement benefit expenses. Under the revised allocation methodology, only service cost and amortization of prior service costs for active employees are allocated to segments. Interest cost, expected return on plan assets, and actuarial gains and losses, a portion of which was historically allocated to segments, are no longer allocated to segments.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2012	2011	2011

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	764	741	720
U. S. Steel Europe	749	770	823
Tubular	1,727	1,711	1,447
Steel Shipments: (a) (b)
Flat-rolled	4,092	3,784	3,954
U. S. Steel Europe	1,045	1,153	1,445
Tubular	529	482	425

Total Steel Shipments	5,666	5,419	5,824
Intersegment Shipments: (b)
Flat-rolled to Tubular	477	431	389
Raw Steel Production : (b)
Flat-rolled	5,043	4,593	4,598
U. S. Steel Europe	1,240	1,211	1,681
Raw Steel Capability Utilization: (c)
Flat-rolled	83%	75%	77%
U. S. Steel Europe	85%	65%	92%
USSK	92%	75%	96%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and
7.4 million net tons for U. S. Steel Europe (USSE). Subsequent to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE is 5.0 million net tons.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184